Exhibit 5.1

SIDLEY AUSTIN LLP LOGO	SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT FOUNDED 1866	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

May 25, 2006

Cephalon, Inc.
41 Moores Road
Frazer, Pennsylvania 19355

Re:                           Cephalon, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cephalon, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of $50,000,000 of deferred compensation obligations (the “Registered Obligations”) to be issued under the Cephalon, Inc. Nonqualified Deferred Compensation Plan (the “Plan”).

We are familiar with the Certificate of Incorporation, as amended, and the By-laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

In this connection, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based upon the foregoing, we are of the opinion that:

1.             The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.             Each of Registered Obligations will be validly issued and binding obligations of the Company when (i) such Registration Statement shall have become effective under the Act; and (ii) such Registered Obligations shall have been duly issued in accordance with the terms of the Plan.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to the application of, the securities or blue sky laws of the various states or the District of Columbia to the sale of the Registered Obligations. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any change in applicable law.

This opinion letter is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons from whom consent is required by Section 7 of the Act or the related rules promulgated by the Commission.

Very truly yours,

/s/ Sidley Austin LLP